SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities
Act of 1934

Date of Report (Date of earliest event reported) November 21, 2000

USBANCORP, Inc.
(exact name of registrant as specified in its charter)

Pennsylvania        0-12204        25-1424278
(State or other     (commission    (I.R.S. Employer
jurisdiction        File Number)   Identification No.)
of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901
(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A
(Former name or former address, if changed since last report.)





	Form 8-K

Item 5. Other Events.

USBANCORP, Inc. (the "Registrant") announced that its
Chairman, Chief Executive Officer and President, Orlando B.
Hanselman, announced that he is voluntarily freezing his base salary for four years through January 1, 2005. For a more detailed description of the announcement see the press release attached as Exhibit #99.1.

Exhibits
--------

Exhibit 99.1	Press release dated November 21, 2000, announcing
the voluntary freezing of the Chairman, Chief
Executive Officer and President, Orlando B.
Hanselman's salary for four years through January
1, 2005.


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


USBANCORP, Inc.

By /s/Jeffrey A. Stopko
Jeffrey A. Stopko
Senior Vice President
& CFO

Date: November 21, 2000


Exhibit 99.1

 CEO VOLUNTARY SALARY FREEZE

JOHNSTOWN, PA.-(NASDAQ:UBAN). Orlando B. Hanselman, USBANCORP Inc.'s Chairman, Chief Executive Officer and President, announced today that he is voluntarily freezing his base salary for four years through January 1, 2005.

Hanselman's base salary will be frozen at the current level of $236,000. An independent Arthur Andersen market study dated November 2000, stated that the 50th percentile base salary for a position comparable to Hanselman's in similarly sized institutions is $315,000, and the 25th percentile is $242,000.

	"The banking industry is facing significant challenges today," Hanselman explained. "These challenges include cyclical rising interest rates that are compressing banks' net interest margins, reducing loan demand, and squeezing profits from investment leverage and mortgage banking. More profound and unprecedented challenges include expanded competition from non-banks such as Wal-Mart, State Farm, and the large brokerage houses, as well as adaptation to a 24-hour, seven day-a-week e-commerce economy.

	"USBANCORP is addressing these challenges head-on with progressive strategies and new technology. During this period, however, our earnings and stock price are down. Like our industry, we need to see a turn in the economic cycle back to lower and falling interest rates and must have time for our adaptation to the e-commerce economy to show earnings, not just costs. I want our stakeholders to know that I am committed to USBANCORP for the long-term and I continue to be bullish on our future."

	USBANCORP's primary core businesses - retail banking, commercial lending and leasing, and trust and financial services - each have achieved increasing returns on equity during 2000 as compared to 1999.
 Cyclical rate pressures during 2000 have caused average monthly revenue from USBANCORP's leverage program to decline to $170,000 from the 1999 monthly average of $558,000, and USBANCORP's wholesale mortgage business to lose $630,000 through September 30, 2000.
"Our business is cyclical and the rate environment is not currently favorable," Hanselman said. "But the rate cycle will again turn favorable. Until that time, my bullishness comes from our well defined strategies and the improving returns from our core businesses."

	USBANCORP, Inc.'s Board of Directors carefully considered Hanselman's offer of a voluntary base salary freeze and the Arthur Andersen study. In accepting Hanselman's freeze, the Board unanimously approved a non-recurring signing bonus for Hanselman in recognition of his promotion to Chairman and Chief Executive Officer earlier this year. The unanimously approved bonus consists of 30,000 shares of USBANCORP common stock, with an associated cash gross-up for taxes, to be provided by December 31, 2000.

	By using common stock to compensate Hanselman for the next four years, the Board is championing the interests of USBANCORP, Inc.'s shareholders by more closely aligning the executive's interests to share price appreciation. The Board also wants to continue to emphasize a philosophy of "shareholder friendliness" in compensation policy by placing more executive compensation "at risk" based upon performance.

	These actions by the Board and Hanselman demonstrate their mutual commitment to USBANCORP, Inc. shareholders and their shared belief in the strength of the Company today as well as the expected prosperity of the future.

	At September 30, 2000, USBANCORP had total assets of $1.27 billion and shareholders' equity of $73 million or $5.47 per common share. USBANCORP's common stock currently trades at a market price approximating 71% of book value and 9 times expected 2000 operating earnings and 6.6 times expected 2000 cash operating earnings. At current price levels the annual common dividend of $0.36 per share approximates a 9% dividend yield.

	USBANCORP, a financial holding company (pursuant to the Gramm-Leach-Bliley Act), is the parent of U.S. Bank and USBANCORP Trust and Financial Services Company in Johnstown; Standard Mortgage Company in Atlanta, Georgia; UBAN Associates of State College; and United Bancorp Life Insurance Company in Arizona.
The Company's U.S. Bank subsidiary also has mortgage companies based in both Greensburg and State College. USBANCORP's customer reach is extensive beyond its primary dominant market of Cambria and Somerset counties. Standard Mortgage Company has mortgage origination operations in 14 states predominantly in the Southeast. U.S. Bank Leasing has clients in ten states including Alabama, California, Florida, Mississippi, New Mexico, Ohio, Oklahoma, Pennsylvania, Wisconsin and Texas. UBAN Associates, the consulting subsidiary, has banking clients in Pennsylvania, Ohio, Texas, Florida, and West Virginia. USBANCORP Trust and Financial Services, with $1.4 billion of client assets under management, has union investor clients in Pennsylvania, Ohio, Michigan, West Virginia, and Indiana.